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                                                            EXHIBIT 99.1

                              EXX INC
                             Suite 689
                      1350 EAST FLAMINGO ROAD
                        LAS VEGAS, NV 89119


               EXX WITHDRAWS PROPOSED EXCHANGE OFFER.
                 NEWCOR BOARD'S INTRANSIGENCE KILLS
                 PROPOSED $4.00 EXCHANGE OF SHARES


   Las Vegas, NV--August 8, 2000--EXX INC (Amex: EXX-A and EXX-B) today announced that it has withdrawn its proposed Exchange Offer to acquire shares of Newcor Inc. (Amex: NER) common stock for $4.00 per share payable in EXX Class A shares.

   David A. Segal, Chairman of EXX, stated that EXX had determined that it was not advisable to proceed with the Exchange Offer in view of:
Newcor Board of Directors' intransigence; their refusal to withdraw the Newcor "Poison Pill"; and their lack of cooperation in identifying the Subordinated Noteholders so that EXX might negotiate an arrangement to avoid a call of the Notes if there were a change of control.

   "We are quite disappointed that Newcor's Board has determined not to pursue our proposal to enhance Newcor's capital position, better align the interests of management with those of its stockholders and access EXX's expertise in business turnarounds," said Segal.

   Mr. Segal stated that EXX may continue to acquire Newcor shares in the open market or privately negotiated transactions or through other means, despite the negative trends affecting Newcor's business fundamentals and the dismal performance by Newcor's management and Board of Directors.

   Further, EXX said it was interested in discussing with Newcor's Subordinated Noteholders a possible waiver of the call provisions in the Subordinated Notes, in the event of a change of control of Newcor.

   This release may contain some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.